Exhibit 10.25

KALOBIOS PHARMACEUTICALS, INC.

3427 HILLVIEW AVENUE

PALO ALTO, CA 94304

December 18, 2008

Geoff Yarranton

Dear Geoff:

You and KaloBios Pharmaceuticals, Inc. (the “Company”) signed a letter agreement providing for benefits in connection with certain changes in control dated April 20, 2007 (the “Change in Control Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control Letter is hereby amended as follows:

Section 2 of the Change in Control Letter is hereby amended and restated in its entirety to read as follows:

2. Severance Benefits upon Change in Control. If the Company is subject to a Change in Control before your service with the Company terminates, and if you are subject to an Involuntary Termination within 12 months after that Change in Control and a Separation occurs, then you will be entitled to the following benefits:

(a) The Company will continue to pay your base salary for a period of 12 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. The amount of the salary continuation payments under this Subsection (a) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

(b) If a target bonus has been established for you for the fiscal year in which your employment terminates, you will receive a pro rata portion of that target bonus, based on the number of days for which you were employed during that fiscal year. This amount will be paid in installments over the same period as your base salary, pursuant to Subsection (a) above.

(c) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the

Geoff Yarranton

December 18, 2008

same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Separation from Service. For all purposes under this letter agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code.

(e) Commencement of Severance Payments. Payment of the periodic severance pay provided for under Section 2(a) and 2(b) above will commence on the first regularly scheduled payroll date that occurs on or after 60 days after your Separation, but only if you have complied with the release and other preconditions set forth in Section 3. For purposes of Section 409A of the Internal Revenue Code, each periodic payment under Section 2(a) and 2(b) is hereby designated as a separate payment.

(f) Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code at the time of your Separation, then (i) the periodic severance payments under Section 2(a) and 2(b), to the extent that they are subject to Section 409A of the Internal Revenue Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the periodic payments commence. If applicable, this paragraph supersedes any contrary provision of this letter agreement.

The following is hereby added to the end of Section 3 of the Change in Control Letter:

The Company will deliver the release to you within 15 days after your Separation. You must execute and return the release within the period of time set forth in the form of release.

The definition of “Involuntary Termination” in Section 8 of the Change in Control Letter is hereby amended and restated in its entirety as follows:

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 30 miles. A condition will not be considered reason for voluntary resignation under subclause (b) unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice. In addition, your resignation must occur within 12 months after the condition comes into existence.

*******************

Geoff Yarranton

December 18, 2008

Except as expressly set forth above, the Change in Control Letter will remain in effect without change.

You may indicate your agreement with this amendment of the Change in Control Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

KALOBIOS PHARMACEUTICALS, INC..

/s/ David Pritchard
By:	David Pritchard
Title:	Chief Executive Officer

I have read and accept this amendment:

/s/ Geoffrey T. Yarranton
Geoff Yarranton

Dated:	12/18/2008

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